EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vicor Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-61177, 333-44790, and 333-99423) on Form S-8 of Vicor Corporation of our reports dated March 8, 2016, with respect to the consolidated balance sheets of Vicor Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Vicor Corporation.

/s/ KPMG LLP

Boston, Massachusetts

March 8, 2016